As filed with the Securities and Exchange Commission on January 19, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STANDARD BIOTOOLS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0513190
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2 Tower Place, Suite 2000

South San Francisco, California 94080

(Address of Principal Executive Offices) (Zip Code)

Standard BioTools Inc. Amended and Restated 2011 Equity Incentive Plan

(Full Title of Plan)

Michael Egholm, Ph.D.

President and Chief Executive Officer

2 Tower Place, Suite 2000

South San Francisco, CA 94080

(650) 266-6000

(Name, Address and Telephone Number, including area code, of Agent for Service)

Copy to:

William C. Hicks, Esq.
John T. Rudy, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

(617) 542-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Standard BioTools Inc. (f/k/a Fluidigm Corporation) (the “Registrant”) for the purpose of registering an additional 15,000,000 shares of common stock, par value $0.001 per share, of the Registrant (the “Common Stock”) reserved for issuance under the Standard BioTools Inc. Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”) effective as of January 4, 2024. This registration statement registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 (File No. 333-172206) relating to an employee benefit plan is effective. The information contained in the Registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission on February 11, 2011, March 26, 2012, March 12, 2013, February 21, 2014, February 26, 2015, March 3, 2016 (as amended on March 15, 2016), January 13, 2017, January 16, 2018, January 11, 2019, June 28, 2019, July 10, 2020, May 28, 2021 and June 16, 2023 (File Nos. 333-172206, 333-180363, 333-187204, 333-194084, 333-202325, 333-209904, 333-215555, 333-222561, 333-229214, 333-232441, 333-239810, 333-256617 and 333-272753) is hereby incorporated by reference pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit No.	Description	Form	Incorporated by Reference From Exhibit Number	Date Filed
4.1	Specimen Common Stock Certificate of the Registrant.	S-8	4.1	4/1/2022
4.2	Eighth Amended and Restated Certificate of Incorporation of the Registrant filed on February 15, 2011.	10-K	3.1	3/28/2011
4.3	Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation, filed on April 1, 2022.	S-8	4.3	4/1/2022
4.4	Second Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation filed on January 4, 2024.	8-K	3.1	1/5/2024
4.5	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock.	8-K	3.1	11/22/2016
4.6	Certificate of Elimination of Series A Participating Preferred Stock of the Registrant.	8-K	3.1	8/2/2017
4.7	Amended and Restated Bylaws of Standard BioTools Inc.	S-8	4.8	4/1/2022
5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
24.1*	Power of Attorney (included on the signature page to this registration statement).
99.1#	Standard BioTools Inc. Amended and Restated 2011 Equity Incentive Plan.	8-K	10.1	1/5/2024
107*	Filing Fee Table.

*         Filed herewith.
#         Indicates management contract or compensatory plan, contract, or arrangement.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on January 19, 2024.

STANDARD BIOTOOLS INC.

By:	/s/ Michael Egholm, Ph.D.
Michael Egholm, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Michael Egholm, Ph.D. and Jeffrey G. Black, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Egholm, Ph.D.	President, Chief Executive Officer and Director	January 19, 2024
Michael Egholm, Ph.D.	(Principal Executive Officer)

/s/ Jeffrey G. Black	Chief Financial Officer	January 19, 2024
Jeffrey G. Black	(Principal Financial and Accounting Officer)

/s/ Tom Carey	Chairman of the Board of Directors	January 19, 2024
Tom Carey

/s/ Frank R. Witney, Ph.D.	Director	January 19, 2024
Frank R. Witney, Ph.D.

/s/ Fenel M. Eloi	Director	January 19, 2024
Fenel M. Eloi

/s/ Troy Cox	Director	January 19, 2024
Troy Cox

/s/ Eli Casdin	Director	January 19, 2024
Eli Casdin

/s/ Kathy Hibbs	Director	January 19, 2024
Kathy Hibbs